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                                                                    EXHIBIT 10.Y

                               EL PASO CORPORATION

                        INTERIM CEO EMPLOYMENT AGREEMENT




         This Employment Agreement (the "Agreement") is entered into as of March 12, 2003, (the "Effective Date") by and between El Paso Corporation (the "Company") and you, Ronald L. Kuehn, Jr.

         1. Duties and Scope of Employment.

                  (a) Positions and Duties. As of the Effective Date, you will serve as Chief Executive Officer of the Company. In addition, during the period of your employment under this Agreement (the "Employment Term"), you will also serve as Chairman of the Company's Board of Directors ("the Board") so long as you are a member of the Board.

                  (b) Obligations. During the Employment Term and in return for the consideration set forth in Section 3 of this Agreement, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. Notwithstanding the foregoing, you may continue to serve as a member of the Board of Directors of any company on whose Board of Directors you serve as of the Effective Date.

         2. At-Will Employment. The parties agree that your employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice.

         3. Compensation.

                  (a) Base Salary. During the Employment Term, the Company will pay you a monthly salary of $100,000 in accordance with the Company's normal payroll practices as compensation for your services hereunder (the "Base Salary").

                  (b) Bonus. You will be eligible to earn a target bonus of an amount equal to 100% of Base Salary based on the achievement of Company and individual performance objectives as determined by the Compensation Committee of the Board (the "Bonus"). The Bonus, if any, will be payable upon the earlier of
(i) your continued employment through the first anniversary of the Effective Date, (ii) at such time that the Company pays its annual bonus to other similarly-situated executives of the Company or (iii) the start date of a permanent Chief Executive Officer following the Company's appointment of such individual (a "CEO Appointment"); provided, however, that you will only receive a pro-rated portion of the Bonus if the Bonus is paid upon a CEO Appointment (with the amount of the Bonus based on the number of full months (rounded up to the nearest whole month) you were employed hereunder prior to the CEO Appointment and assuming all performance objectives were fully met).

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                  (c) New Incentive Awards. Subject to approval by the
Compensation Committee of the Board, the Company will grant you under the Company's 2001 Omnibus Incentive Compensation Plan (the "Compensation Plan") (i) 50,000 shares of restricted common stock of the Company (the "Stock Award"), and
(ii) a non-qualified stock option to purchase, at the per-share fair market value on the date of grant, 125,000 shares of Company common stock (the "Option Grant" and together with the Stock Award, the "Incentive Awards"). The Incentive Awards will vest on the earlier of (i) your continued employment through the first anniversary of the Effective Date, or (ii) a CEO Appointment. Upon any termination of your employment hereunder, you will have three (3) years to exercise any vested shares subject to the Option Grant. Except as specified in this Agreement, the Incentive Awards will be governed by the terms and provisions of the Compensation Plan and applicable grant letter reflecting your Stock Award and your Option Grant (the "Grant Letter").

                  (d) Existing Options. It is understood that, as of the Effective Date, you will no longer serve as the Company's Lead Director. Accordingly, the stock options granted to you on account of your status as Lead Director will terminate and be forfeited back to the Company pursuant to their terms.

         4. Employee Benefits. During the Employment Term, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. You will also continue to be eligible for the benefits provided in Sections 4(c) and (d) of the Termination and Consulting Agreement entered into by and between you and the Company on October 25, 1999 (the "Consulting Agreement") pursuant to the terms and conditions of the Consulting Agreement. Notwithstanding the foregoing, you will not be eligible to participate in the Company's Key Executive Severance Protection Plan.

         5. Expenses and Perquisites. The Company will reimburse the reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. In addition, during the Employment Term, the Company will maintain a furnished corporate apartment for you in Houston, Texas (on a tax-neutral basis to you). You also will be eligible to use the Company's airplane for business-related travel and other business-enhancement travel pursuant to the policy adopted by the Company's Compensation Committee from time to time. With the exception of the foregoing, you will not be eligible to receive the perquisites provided to other executives.

         6. Severance.

                  (a) Termination other than for Cause or for Good Reason. If the Company terminates your employment other than for Cause, death or Disability or you terminate your employment for Good Reason, then you will be entitled to receive (i) a lump-sum payment in the amount of your accrued and earned, but unpaid, Base Salary and benefits and (ii) a lump-sum payment in the amount of one month of Base Salary. In addition, if such termination occurs prior to a CEO Appointment, you will be entitled to (i) a lump-sum payment of a pro-rated portion of your Bonus assuming all performance objectives were fully met, and
(ii) full accelerated vesting of the Incentive Awards.


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                  (b) Other Termination. If the Company terminates your
employment for Cause, you terminate your employment without Good Reason or your employment terminates due to your death or Disability, then (i) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (ii) you will only be eligible for severance benefits, if any, in accordance with the Company's established policies as then in effect.

         7. Definitions.

                  (a) Cause. For purposes of this Agreement, "Cause" means (i) your non-performance of your duties hereunder to the reasonable satisfaction of the Board as determined in good faith by the Board, (ii) an act by you that constitutes material misconduct and is injurious to the Company, (iii) a breach by you of a material provision of this Agreement, (iv) a material violation by you of a federal or state law or regulation applicable to the business of the Company which is injurious to the Company, or (v) your conviction or plea of guilty or no contest to a felony. With respect to clause (i), two-thirds of the Board (excluding you or your designee) must make such determination before you may be terminated for "Cause."

                  (b) Disability. For purposes of this Agreement, "Disability" means your inability to perform the duties and obligations hereunder because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, in each case as determined by the Board (excluding you or your designee), in its discretion.

                  (c) Good Reason. For purposes of this Agreement, "Good Reason" means (without your consent) (i) a material reduction in your title, authority, level of reporting, status, or responsibilities, or (ii) a reduction in the aggregate level of your Base Salary or Bonus by more than 10%, other than similar reductions for other senior executives of the Company.

         8. Assignment. This Agreement will be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.

         9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

         10. Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, will be subject to binding arbitration. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You agree that any arbitration will be administered in Houston, Texas by the American Arbitration Association and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.




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         11. Integration. This Agreement, the Compensation Plan, the Grant
Letter, the Consulting Agreement (as applicable) and any other agreements incorporated herein by reference represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

         12. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         13. Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).



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         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

EL PASO CORPORATION


By:      /s/ Joe B. Wyatt                            Date:  March 31, 2003
         --------------------------------                   ------------------
Title:   Chairman, Compensation Committee
         Board of Directors



EXECUTIVE:


/s/ Ronald L. Kuehn, Jr.                             Date:  as of 3/12/03
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Ronald L. Kuehn, Jr.





     Signature Page to El Paso Corporation Interim CEO Employment Agreement



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